Exhibit 5.1

Davis Polk & Wardwell llp 900 Middlefield Road Redwood City, CA 94063 davispolk.com

August 14, 2026

Ultra Clean Holdings, Inc.

26462 Corporate Avenue

Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel for Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), in connection with the (i) Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on March 25, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and (ii) the prospectus supplement (the “Prospectus”) of the Company, filed with the Commission on August 14, 2026, relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $400,000,000 (the “Shares”) in accordance with that certain sales agreement, dated as of August 14, 2026 (the “Sales Agreement”), among the Company and UBS Securities LLC, Barclays Securities Inc., Craig-Hallum Capital Group LLC and Oppenheimer & Co. Inc. as agents.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the Shares to be sold by the Company have been duly authorized and, assuming the terms of any sales of Shares pursuant to the Sales Agreement are approved by the Company’s board of directors or a properly constituted and authorized committee thereof (or any of them delegates such approval to officers and such terms are approved by such officers), when issued and delivered by the Company and paid for (which consideration is not less than the par value of the common stock) pursuant to the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company, the Sales Agreement, the Shares or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Sales Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

August 14, 2026	2